Exhibit 10.42

Exova 2395 Speakman Dr. Mississauga Ontario Canada L5K 1B3	T: + 1 (905) 822-4111 F: + 1 (905) 823-1446 E: sales@exova.com W: www@exova.com

Testing. Calibrating. Advising

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Analytical Testing Partnership Program 2018 - 2020

Quotation to:	Intersect ENT 1049 Elwell Court Palo Alto CA 94303 USA

Attention:	Xiaoyi Hu Manager CMC and Analytical Services 650-641-2111 xhu@intersectENT.com Rich Kaufman Chief Operating Officer 650-641-2107 rkaufman@intersectENT.com

Quotation Number:	18-011-541531

Date:	April 05, 2018

Analytical Testing Partnership Program 2018- 2020	Page 2 of 5
For Intersect ENT	Quotation No.: 18-011-541531

EXECUTIVE SUMMARY

Exova’s Health Sciences group has developed a strong relationship with Intersect ENT during the past decade. Over this period, services provided have included method development, method and process validation, contaminant and unknown Investigation, characterization of Impurities, raw material and finished product testing, and stability program services.

Intersect ENT has had major success in product development, clinical efficacy and approval of its novel stent products. The company continues to experience rapid growth and Exova has made Investments to Increase our capacity in tandem, so that Intersect ENT can continue to rely on Exova as the vendor of choice for analytical support and development. We appreciate your regular feedback and this has been very valuable in making changes and Improvements so that our final product meets your expectations.

Exova is committed to working with Intersect ENT to manage costs and to extend our mutually beneficial and cost effective long term partnership through 2020.

We are looking forward to continuing to support Intersect ENT for analytical testing development and stability needs.

Approved by:

/s/ Eric Lindsay	04.05.18	/s/ John McNelli
Eric Lindsay General Manager Health Sciences Santa Fe Springs		John McNelli, M.Sc., C. Chem. Director Pharmaceutical Development Health Sciences Americas

/s/ Ben Vanasse
Ben Vanasse General Manager Health Sciences Mississauga

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Analytical Testing Partnership Program 2018- 2020	Page 3 of 5
For Intersect ENT	Quotation No.: 18-011-541531

PRICING

Table 1

Custom Analyses Exova Santa Fe Springs

Test Method	Price Structure [*]		Price Structure [*]
[*]	[	*]	[	*]

The pricing indicated in the above table is quoted for [*] turnaround (please note: turnaround time is defined as delivery of the final Certificate of Analysis by 5:00 PM PT on the day promised). 24 and 72 hour priority service will be accompanied by a surcharge of [*]% and [*]%, respectively.

(1)	To assist Exova in making compressed timing commitments, Intersect ENT will work to provide pre-notification whenever possible of upcoming sample submission schedules.

(2)	Raw Data packages are [*]% of the total analytical cost, $[*] minimum and $[*] maximum.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Analytical Testing Partnership Program 2018- 2020	Page 4 of 5
For Intersect ENT	Quotation No.: 18-011-541531

Table 2

Custom Analyses Exova Mississauga

Test Method	Price Structure [*]
[*]	[	*]

(1)

[*], to ensure that [*] turnaround commitments are consistently met, Intersect ENT will provide [*] forewarning of upcoming sample submissions and batch samples shipments whenever possible. If [*] requiring [*], timeline should be discussed and agreed upon between Exova and Intersect ENT. When [*] is requested for [*], additional samples will be requested by Exova and the results available in less than [*] from sample receipt.

(2)	This test includes [*] as part of the listed fee as this data will be acquired in [*].

(3)	No cost for set up will be applied if [*]. If [*], a set up cost of $[*] will be applied.

(4)	The pricing indicated in the above table is quoted for [*] turnaround (turnaround time is defined as delivery of the final Certificate of Analysis by 5:00 PM PT on the day promised).

24 and 72 hour priority service will be accompanied by a surcharge of [*]% and [*]%, respectively.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Analytical Testing Partnership Program 2018- 2020	Page 5 of 5
For Intersect ENT	Quotation No.: 18-011-541531

Table 3

USP/NF/EP/Custom Monograph Testing

Test Method	Price Structure [*]		Price Structure [*]
[*]	[	*]	[	*]

*

Raw Data packages are [*]% of the total analytical cost, $[*] minimum and $[*] maximum. The pricing indicated in the above table is quoted for [*] turnaround (please note; turnaround time is defined as delivery of the final certificate of analysis by 5:00 PM PT on the day promised). 24 and 72 hour priority service will be accompanied by a surcharge of [*]% and [*]%, respectively.

(1)	To ensure that turnaround commitments are consistently met, intersectENT will provide five to ten days forewarning of upcoming sample submissions and batch sample shipments whenever possible.

TERMS AND CONDITIONS

This quotation is open for acceptance until March 15, 2018, and these prices will be in effect until December 31, 2020. It can be accepted on or before this date by signing and returning to Exova. At the beginning of 2018, the cost adjustment was applied for year 2018 and [*]% increase will be applied at the beginning of 2019 and 2020. After the validity date, Exova reserves the right to revise and/or withdraw the quotation as appropriate. This quotation has been prepared exclusively on behalf of Exova and is provided in confidence. The contents of this quotation including pricing information is for the sole consideration of Intersect ENT and cannot be divulged to a third party without the expressed written consent of Exova.

This quotation and the services are governed by the terms and conditions (“the Conditions”) as attached. This quotation may be accepted by signing the enclosed copy in the space provided below and returning it, for receipt by Exova within the time for acceptance given above. It will then constitute an agreement between us (the “Contract”). Please be advised that a purchase order is acceptable for billing purposes only, and the work is governed by the attached terms and conditions.

Accepted by Intersect ENT:

/s/ NK	Richard Kaufman	Chief Operating Officer	4/26/18
Signature	Name	Title	Date

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.